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                                                                     EXHIBIT 4.7

                                 SWINGLINE NOTE
                                 --------------



U.S. $2,000,000                                               New York, New York
                                                                November 7, 1996


          FOR VALUE RECEIVED, MOTORS AND GEARS INDUSTRIES, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of BANKERS TRUST COMPANY (the "Bank"), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement) initially located at 130 Liberty Street, New York, New York 10006 on the Swingline Expiry Date (as defined in the Agreement) the principal sum of TWO MILLION DOLLARS or, if less, the unpaid principal amount of all Swingline Loans (as defined in the Agreement) made by the Bank pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

          The Borrower promises also to pay interest on the unpaid principal amount of each Swingline Loan made by the Bank in like money at said office from the date hereof until paid at the rates and at the times provided in Section
1.08 of the Agreement.

          This Note is the Swingline Note referred to in the Credit Agreement, dated as of November 7, 1996, among the Borrower, the financial institutions from time to time party thereto (including the Bank) and Bankers Trust Company, as Agent (as amended, modified or supplemented from time to time, the "Agreement") and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guaranties (as defined in the Agreement). As provided in the Agreement, this
Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

          In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.
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          The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

          THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.


                                             MOTORS AND GEARS INDUSTRIES, INC.


                                             By /s/ Jonathan F. Boucher
                                               -----------------------------
                                                Title: Vice President

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